REVISED EXHIBIT A

To the Distribution Plan of the Allianz Variable Insurance Products Trust (formerly USAllianz Variable Insurance Products Trust)

Funds of the VIP Trust

AZL BlackRock Capital Appreciation Fund
AZL BlackRock Global Allocation Fund
AZL Boston Company Research Growth Fund
AZL DFA Emerging Markets Core Equity Fund
AZL DFA Five-Year Global Fixed Income Fund
AZL DFA International Core Equity Fund
AZL DFA U.S. Core Equity Fund
AZL DFA U.S. Small Cap Fund
AZL Enhanced Bond Index Fund
AZL Federated Clover Small Value Fund
AZL Franklin Templeton Founding Strategy Plus Fund
AZL Gateway Fund
AZL International Index Fund
AZL Invesco Equity and Income Fund
AZL Invesco Growth and Income Fund
AZL Invesco International Equity Fund
AZL JPMorgan International Opportunities Fund
AZL JPMorgan U.S. Equity Fund (Class 2)

AZL MetWest Total Return Bond Fund
AZL MFS Investors Trust Fund
AZL MFS Mid Cap Value Fund
AZL MFS Value Fund
AZL Mid Cap Index Fund
AZL Money Market Fund
AZL Morgan Stanley Global Real Estate Fund
AZL Morgan Stanley Mid Cap Growth Fund
AZL NFJ International Value Fund
AZL Oppenheimer Discovery Fund
AZL Pyramis Total Bond Fund
AZL Russell 1000 Growth Index Fund
AZL Russell 1000 Value Index Fund
AZL S&P 500 Index Fund (Class 2)
AZL Schroder Emerging Markets Equity Fund (Class 2)
AZL Small Cap Stock Index Fund
AZL T. Rowe Price Capital Appreciation
Fund (Class 2)
AZL Wells Fargo Large Cap Growth Fund

Fees:
0.25% per annum of average daily net assets.

Updated:  04/27/2015